Exhibit 10.3

Western Digital Corporation
5601 Great Oaks Parkway
San Jose, California 95119
(408) 717-6000

Notice of Grant of Restricted Stock Units
and Restricted Stock Unit Award Agreement – Vice President and Above

«fn» «mn» «ln»    Award Number:    «nbr»
«ad1»    Plan:    2017 Performance Incentive Plan
«ad2»    ID:    «id»
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Congratulations! Effective <<grant date>> (the “Grant Date”), you have been granted stock units (the “Restricted Stock Units”) of Western Digital Corporation. These Restricted Stock Units were granted under and are subject to the Corporation’s 2017 Performance Incentive Plan, as amended (the “Plan”).
Vesting:

Stock Units	Vest Type	Full Vest
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«sp2»	«vtp2»	«vdp2»
«sp3»	«vtp3»	«vdp3»
«sp4»	«vtp4»	«vdp4»

Your Restricted Stock Unit award is subject to the terms and conditions of this Notice, the attached Standard Terms and the Plan. By accepting the award, you are agreeing to the terms of the award as set forth in those documents. You should read the Plan, the Prospectus for the Plan, and the Standard Terms. The Standard Terms and the Plan are each incorporated into and made a part of this Notice by this reference. You do not have to accept your award. If you do not agree to the terms of your award, you should promptly return this Notice to the Western Digital Corporation Stock Plans Administrator indicating that you do not wish to accept the award and your Restricted Stock Units will be cancelled.
A copy of the Plan, the Prospectus for the Plan, and the Standard Terms have been provided to you. If you need another copy of these documents, or if you would like to confirm that you have the most recent version, please contact the Corporation’s Stock Plans Administrator.

STANDARD TERMS AND CONDITIONS FOR
RESTRICTED STOCK UNIT AWARD – VICE PRESIDENT AND ABOVE
Amended and Restated 2017 Performance Incentive Plan
1.Restricted Stock Units Subject to Amended and Restated 2017 Performance Incentive Plan
The Restricted Stock Unit Award (the “Award”) referred to in the attached Notice of Grant of Restricted Stock Units and Restricted Stock Unit Award Agreement – Vice President and Above (the “Notice”) was awarded under Western Digital Corporation’s (the “Corporation’s”) Amended and Restated 2017 Performance Incentive Plan, as amended (the “Plan”). Each Restricted Stock Unit covered by the Award (“Stock Unit”) is a non-voting unit of measurement that is deemed for bookkeeping purposes to be equivalent to one outstanding share of Common Stock (subject to adjustment as provided in Section 7.1 of the Plan). The holder of the Stock Units is referred to herein as the “Participant.” Stock Units shall be used solely as a device for the determination of the number of shares of Common Stock to eventually be delivered to the Participant if Stock Units held by such Participant vest pursuant to Section 4, Section 7 or Section 8 and shall not be treated as property or as a trust fund of any kind. Stock Units granted to the Participant shall be credited to an unfunded bookkeeping account maintained by the Corporation on behalf of the Participant (a “Stock Unit Account”).
The Stock Units are subject to the terms and provisions of the Notice, these Standard Terms and Conditions for the Restricted Stock Unit Award – Vice President and Above (including any terms and conditions set forth in any appendices attached hereto) (collectively, these “Standard Terms”), and the Plan. To the extent any information in the Notice, the prospectus for the Plan, or other information provided by the Corporation conflicts with the Plan and/or these Standard Terms, the Plan or these Standard Terms, as applicable, shall control. To the extent any terms and provisions in these Standard Terms conflict with the terms and provisions of the Plan, the Plan shall control.
Capitalized terms not defined herein have the meanings set forth in the Plan or in the Notice, as applicable.
2.    Award Agreement
The Notice and these Standard Terms, together (the “Award Agreement"), constitute the award agreement with respect to the Award pursuant to Section 5.2 of the Plan.
3.    Deferral of Stock Units
Not applicable.
4.    Vesting
Except as otherwise provided in this Award Agreement, the Award shall vest and become nonforfeitable in percentage installments of the aggregate number of Stock Units as set forth in the Notice. Except as expressly provided in Sections 7 and 8 below, the vesting schedule requires continued employment or service with the Corporation or one of its Subsidiaries through each applicable vesting date as a condition to the vesting of the applicable installment of the Award and the rights and benefits under this Award Agreement. Except as expressly provided in Sections 7 and 8 below, employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Participant to any proportionate vesting, or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services as provided in Section 8 below or under the Plan.
5.    Dividend Equivalent Rights Distributions
As of any date that the Corporation pays an ordinary cash dividend on its Common Stock, the Corporation shall credit the Participant’s Stock Unit Account with an additional number of Stock Units equal to (i) the per share cash dividend paid by the Corporation on its Common Stock on such date, multiplied by (ii) the number of Stock Units remaining subject to the Award as of the related dividend payment record date, divided by (iii) the Fair Market Value of a share of Common Stock on the date of payment of such dividend. The Stock Units credited pursuant to the foregoing provisions of this Section 5 shall be subject to the same vesting, payment and other terms, conditions and restrictions as the original Stock Units to which they relate.
6.    Timing and Manner of Payment of Stock Units

Subject to Section 7 below and the following paragraph of this Section 6, any Stock Unit granted (or credited pursuant to Section 5) to the Participant that becomes vested (whether pursuant to Section 4, Section 7 or Section 8 hereof) shall be paid to the Participant on or within sixty (60) days following the first to occur of: (a) the date that such Stock Unit was scheduled to vest as set forth in the Notice, (b) the date of the Participant’s Separation from Service (as defined below), or (c) the Participant’s death. The Corporation shall make payment of a Stock Unit that has vested by delivering to the Participant a share of Common Stock (either by delivering one or more certificates for the shares deliverable or by entering such shares in book entry form, as determined by the Corporation in its sole discretion), subject to adjustment as provided in Section 7.1 of the Plan. The Corporation’s obligation to deliver shares of Common Stock with respect to vested Stock Units is subject to the condition precedent that the Participant (or other person entitled under the Plan to receive any shares with respect to the vested Stock Units) delivers to the Corporation any representations or other documents or assurances required pursuant to Section 8.1 of the Plan in advance of the scheduled payment date. The Participant shall have no further rights with respect to any Stock Units that are paid pursuant to this Section 6 or Section 7 hereof, or that are terminated pursuant to Section 7 or Section 8 hereof, and such Stock Units shall be removed from the Participant’s Stock Unit Account upon the date of such payment or termination. The Corporation may, in its sole discretion, settle any Stock Units credited as dividend equivalents by a cash payment equal to the fair market value of a share of Common Stock on the date of payment (as opposed to payment in the form of shares of Common Stock).
If a payment is triggered by the Participant’s Separation from Service and, as of the date of such Separation from Service the Participant is a Specified Employee, then any Stock Units that would otherwise become payable on the Participant’s Separation from Service shall be paid on (or as soon as administratively practicable following) the first day of the seventh month following the month in which the Participant’s Separation from Service occurs. The determination of whether the Participant is a “Specified Employee” shall be made in accordance with the definition of “Specified Employee” as set forth in the Western Digital Corporation Deferred Compensation Plan, as amended and restated (the “Deferred Compensation Plan”), regardless of whether the Participant participates in the Deferred Compensation Plan.
For purposes of this Award Agreement, the term “Separation from Service” (which generally means that the Participant ceases to be employed by the Corporation and its affiliates) is used as defined in the Deferred Compensation Plan and the determination of whether a Separation from Service has occurred shall be made in accordance with the rules set forth in the definition of “Separation from Service” in the Deferred Compensation Plan, regardless of whether the Participant participates in the Deferred Compensation Plan, except that for purposes of this Award Agreement a “Separation from Service” shall include a separation from service due to Disability (as such term is used in the Deferred Compensation Plan).
7.    Change in Control Event
In connection with a transaction referenced in Section 7.2 of the Plan in connection with which the Corporation will not survive or will not survive as a public company in respect of its Common Stock, the Administrator may (without limiting the adjustment authority of Section 7.1 of the Plan and without limiting the flexibility of the Administrator to provide for the assumption, substitution or exchange of the Award pursuant to Section 7.2 of the Plan) provide that payment for each Stock Unit that is otherwise outstanding on the date of such event and that becomes vested may be made in the form of cash in an amount equal to the fair market value of a share of Common Stock as of the date of the closing of such transaction. However, notwithstanding anything otherwise provided in Section 7.2 of the Plan but subject to the following sentence, the time of payment of the Award may not be changed and shall be as set forth in Section 6 above. The Administrator may (notwithstanding the time of payment provisions of Sections 6 and 8 hereof) provide for the termination of the Stock Units subject to the Award in connection with the occurrence of a Change in Control Event in connection with which the Administrator has not made a provision for the substitution, assumption, exchange or other continuation of the Award; provided that (A) in such event, the portion of the Award that is outstanding and unvested immediately prior to such termination shall vest and become payable, and (B) such acceleration, termination and payment of the Award satisfies the requirements of Treas. Reg. Section 1.409A-3(j)(4)(ix) (which requirements include the Change in Control Event qualifying as a change in the ownership or effective control of the Corporation, or a change in the ownership of a substantial portion of the assets of the Corporation, within the meaning of Treas. Reg. Section 1.409A-3(i)(5)).
8.    Termination of Employment

(a)    Termination of Employment Generally. Except as expressly provided below in this Section 8, if the Participant ceases to be employed by or to provide services to the Corporation or its Subsidiaries for any reason (the last day that the Participant is employed by or provides services as a consultant or director to the Corporation or a Subsidiary prior to a period in which the Participant is not employed by, and does not have any such service relationship with, any such entity as determined by the Administrator is referred to as the Participant’s “Separation Date”), the Participant’s Stock Units shall, to the extent such Stock Units have not become vested upon the Separation Date, automatically be forfeited to the Corporation effective immediately following the Separation Date. If the Participant is entitled to any accelerated vesting pursuant to any provision below in this Section 8, any remaining unvested portion of the Participant’s Stock Units (after giving effect to such acceleration) shall automatically be forfeited to the Corporation effective immediately following the Separation Date.
(b)    Death of the Participant. In the event of the Participant’s death at a time when the Participant is employed by or providing services to the Corporation or any of its Subsidiaries, a portion of the otherwise outstanding and unvested Stock Units subject to the Award shall automatically become vested as of the date of the Participant’s death, and shall be paid to the Participant as provided in Section 6 above. In such event, the number of Stock Units that shall become vested on the date of the date of the Participant’s death equals (i) minus (ii) (but not less than zero), where (i) is the Employment Fraction (determined as set forth below) multiplied by the total number of Stock Units originally subject to the Award (subject to adjustment as provided in Section 9 hereof but before taking the crediting of dividend equivalent Stock Units pursuant to Section 5 above into account), and (ii) is the number of Stock Units otherwise paid or payable on or prior to the date of the Separation Date (before taking the acceleration contemplated by this Section 8(b) into account and before taking the crediting of dividend equivalent Stock Units pursuant to Section 5 above into account). To the extent any Stock Units accelerate in connection with the Participant’s death pursuant to the preceding sentence, the dividend equivalent Stock Units credited pursuant to Section 5 above with respect to such Stock Units shall also accelerate and become vested as of the Separation Date. For purposes of this Section 8, the “Employment Fraction” equals a fraction (not greater than one), the numerator of which is the total number of calendar days in the period beginning with the Grant Date as set forth in the Notice through and including the Participant’s Separation Date, and the denominator of which is the total number of calendar days in the period beginning with the Grant Date as set forth in the Notice through and including the last scheduled vesting date applicable to the Award as set forth in the Notice.
(c)    Retirement of the Participant. If the Participant Retires (as defined below) from the Corporation or one of its Subsidiaries, a portion of the otherwise outstanding and unvested Stock Units subject to the Award shall automatically become vested as of the date of such retirement, and shall be paid to the Participant as provided in Section 6 above. In such event, the number of Stock Units that shall become vested on the date of the Participant’s Retirement equals (i) minus (ii) (but not less than zero), where (i) is the Employment Fraction (determined as set forth above in Section 8(b)) multiplied by the total number of Stock Units originally subject to the Award (subject to adjustment as provided in Section 9 hereof but before taking the crediting of dividend equivalent Stock Units pursuant to Section 5 above into account), and (ii) is the number of Stock Units otherwise paid or payable on or prior to the Separation Date (before taking the acceleration contemplated by this Section 8(c) into account and before taking the crediting of dividend equivalent Stock Units pursuant to Section 5 above into account). To the extent any Stock Units accelerate in connection with a Retirement pursuant to the foregoing provisions of this Section 8(c), the dividend equivalent Stock Units credited pursuant to Section 5 above with respect to such Stock Units shall also accelerate and become vested as of the Separation Date.
For purposes of this Award Agreement, the Participant shall be deemed to have “Retired” (which term shall include “Retirement,” “Retire” and “Retires”) if the Participant retires from employment with the Corporation or one of its Subsidiaries for any reason other than Cause (as defined below) and other than due to the Participant’s death after satisfying all of the following requirements at the time of such retirement: (i) the Participant is at least 55 years of age, (ii) the Participant has five (5) or more whole years of credited service with the Corporation or any of its Subsidiaries ending on the date of such retirement, and (iii) the Participant’s age plus years of credited service with the Corporation or any of its Subsidiaries (including only whole years in the case of both age and credited service for purposes of this requirement) totals at least 70. The Administrator shall determine the Participant’s “years of credited service” under clauses (ii) and (iii) above; provided that, for such purposes, in no event shall the Participant accrue more than one year of service with respect to any period of twelve consecutive months (that is, concurrent employment by both the Corporation and one or more of its Subsidiaries, or by multiple Subsidiaries, for a month shall not be counted as more than one month of service).

For clarity, Retirement is based on a termination of employment and not a termination of any other service relationship. However, if the Participant Retires and continues in another service capacity such that the Participant does not have a Separation Date in connection with his or her Retirement, the portion of the Award (if any) that accelerates in connection with such Retirement shall be deemed to correspond to the first vesting date scheduled to occur after the date of such Retirement and the portion of the Award not vested on the Participant’s Retirement shall remain eligible to vest through and until the Participant’s Separation Date (in connection with any such Separation Date the other provisions of this Section 8 shall apply as to such portion of the Award; in the event the Participant is entitled to accelerated vesting pursuant to Section 8(b), the provisions of Section 8(b) and not this Section 8(c) shall apply).
(d)    Termination of Employment in Connection with a Change in Control Event. In the event the Participant ceases to be employed by the Corporation or any of its Subsidiaries as a result of either a termination of employment by the Corporation or one of its Subsidiaries without “Cause” (as defined below) or the resignation of the Participant for “Good Reason” (as defined below), in either case upon or within the one (1) year period following the occurrence of a Change in Control Event, the Award (to the extent outstanding and not previously vested) shall fully vest on the Participant’s Separation Date and shall be paid to the Participant as provided in Section 6 above. If the Participant’s employment terminates in the circumstances described in the preceding sentence and the Participant also qualifies for Retirement under Section 8(c) above, this Section 8(d) shall apply.

For purposes of this Award Agreement, the term “Cause” is used as defined in the Western Digital Corporation Amended and Restated Change of Control Severance Plan (for clarity, including if the Participant does not participate in such plan).

For purposes of this Award Agreement, the term “Good Reason” shall mean any of the following without the Participant’s express written consent:

(i)    a material diminution in the Participant’s authority, duties or responsibilities in effect immediately prior to the Change in Control Event;

(ii)    a material diminution by the Employer (as defined below) in the Participant’s base compensation in effect immediately prior to a Change in Control Event;

(iii)    any material breach by the Corporation or the Employer of any right that the Participant has under a written severance plan of the Corporation or the Employer in which the Participant participates or by the Corporation or the Employer of any written employment agreement either of them may be a party to with the Participant; or

(iv)    the requirement by the Employer that the Participant’s principal place of employment be relocated more than fifty (50) miles from his or her place of employment immediately prior to a Change in Control Event;

provided, however, that any such condition shall not constitute “Good Reason” unless both (i) the Participant provides written notice to the Corporation of the condition claimed to constitute Good Reason within ninety (90) days of the initial existence of such condition, and (ii) the Corporation fails to remedy such condition within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of the Participant’s employment with the Corporation shall not be treated as a termination for “Good Reason” unless such termination occurs not more than one (1) year following the initial existence of the condition claimed to constitute “Good Reason.”

For purposes of this Award Agreement, “Employer” shall mean the Corporation or its Subsidiary employing the Participant; provided however, that nothing contained herein shall prohibit the Corporation or another of its Subsidiaries fulfilling any obligation of the employing entity to the Participant and for such purposes will be deemed the act of the Employer.
(e)    Severance Plan Benefits. In the event the Participant’s employment terminates in circumstances as to which the Participant is entitled to severance benefits pursuant to the Western Digital Corporation Executive Severance Plan or the Western Digital Corporation Amended and Restated Change of Control Severance Plan (or any applicable successor executive severance plan, as each is in effect at the time of such termination of employment, and only if such severance plan then otherwise applies with respect to the Participant) (“Severance Plan”), the Participant shall be entitled to any accelerated vesting of the Stock Units subject to the Award that may be provided for in the circumstances in the applicable Severance Plan; provided, however, that if any Stock Units subject to the Award would also be subject to accelerated vesting pursuant to Section 8(b), 8(c) or 8(d) above, the Stock Units shall be subject to accelerated vesting pursuant to the section (Section 8(b), 8(c) or 8(d) above, or this Section 8(e)) that results in the greatest number of Stock Units becoming vested, but in no event shall the Stock Units be subject to accelerated vesting pursuant to more than one such provision. For clarity, any accelerated vesting contemplated by this Section 8(e) is subject to the Participant satisfying any applicable conditions to severance benefits set forth in the applicable Severance Plan (such as, without limitation, any eligibility and release requirements). The timing of payment of any Stock Units the vesting of which is accelerated pursuant to this Section 8(e) shall, however, be governed by this Award Agreement and not by the Severance Plan, and to that extent this Award Agreement amends the applicable Severance Plan as to the Award.
9.    Adjustments
The Administrator may accelerate the vesting of the Stock Units in such circumstances as it, in its sole discretion, may determine; provided that the time of payment of the Stock Units as otherwise set forth herein may not be changed. In addition, upon the occurrence of certain events relating to the Corporation’s stock contemplated by Section 7.1 of the Plan, the Administrator will make adjustments if appropriate in the number of Stock Units then outstanding and the number and kind of securities that may be issued in respect of the Award. No such adjustment shall be made with respect to any ordinary cash dividend for which dividend equivalents are credited or to be credited pursuant to Section 5 above.
10.    Withholding Taxes
Upon or in connection with the crediting, vesting or payment of Stock Units, or any other time when tax withholding may be required with respect to the Award, the Corporation (or the Subsidiary last employing the Participant) shall have the right at its option to (a) require the Participant to pay or provide for payment in cash of the amount of any taxes that the Corporation or the Subsidiary may be required to withhold with respect to such crediting, vesting, payment or other event, or (b) deduct from any amount payable to the Participant (pursuant to the Award or otherwise) the amount of any taxes that the Corporation or the Subsidiary may be required to withhold with respect to such crediting, vesting, payment or other event. In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Award Agreement, the Administrator may, in its sole discretion, direct the Corporation or the Subsidiary to reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of whole shares, valued at their then fair market value, to satisfy such withholding obligation at the applicable withholding rates. In addition, the Administrator may, in its sole discretion but only to the extent consistent with Treas. Reg. Section 1.409A-3(j)(4)(vi), reduce the number of Stock Units remaining subject to the Award, with each such Stock Unit to have a value for such purpose equal to the then fair market value of a share of Common Stock, to satisfy such withholding obligation at the applicable withholding rates.
11.    Nontransferability
Neither the Award, nor any interest therein or amount or shares payable in respect thereof may be sold, assigned, transferred, pledged or otherwise disposed of, anticipated, alienated, encumbered, either voluntarily or involuntarily. The transfer restrictions in the preceding sentence shall not apply to (a) transfers to the Corporation (i.e., upon the termination of a Stock Unit), or (b) transfers by will or the laws of descent and distribution.
12.    No Right to Employment
Nothing contained in this Award Agreement or the Plan constitutes an employment or service commitment by the Corporation or any of its Subsidiaries, affects the Participant’s status, if he or she is an employee, as an employee at will who is subject to termination without cause, confers upon the Participant any right to remain employed by or in service to the Corporation or any Subsidiary, interferes in any way with the right of the Corporation or any Subsidiary at any time to terminate such employment or service, or affects the right of the Corporation or any Subsidiary to increase or decrease the Participant’s other compensation.
13.    Rights as a Stockholder

Subject to the provisions of the Plan, the Notice and these Standard Terms, the Participant shall have no rights as a stockholder of the Corporation, no dividend rights (except as expressly provided in Section 5 above with respect to dividend equivalent rights) and no voting rights with respect to Stock Units awarded to the Participant and any shares of Common Stock underlying or issuable in respect of such Stock Units until such shares of Common Stock are actually issued to and held of record by the Participant. No adjustments will be made for dividends or other rights of a holder for which the record date is prior to the date of such issuance of such shares.
14.    Notices
Any notice to be given under the terms of this Award Agreement shall be in writing and addressed to the Corporation at its principal office to the attention of the Secretary, and to the Participant at the address last reflected on the Corporation’s payroll records, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be delivered in person or shall be enclosed in a properly sealed envelope addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government, or for non-U.S. employees, the government of the country where the Participant is working and/or residing. Any such notice shall be given only when received, but if the Participant is no longer employed by the Corporation or a Subsidiary, shall be deemed to have been duly given five business days after the date mailed in accordance with the foregoing provisions of this Section 14.
15.    Arbitration
Any controversy arising out of or relating to this Award Agreement (including these Standard Terms) and/or the Plan, their enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of their provisions, or any other controversy arising out of or related to the Award, including, but not limited to, any state or federal statutory claims, shall be submitted to arbitration in Orange County, California, U.S.A., before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc., Orange, California, or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, and shall be conducted in accordance with the provisions of California Code of Civil Procedure §§ 1280 et seq. as the exclusive forum for the resolution of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought by either party to this Award Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the arbitrator deems just and equitable, including any and all remedies provided by applicable U.S. state or federal statutes. At the conclusion of the arbitration, the arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the arbitrator’s award or decision is based. Any award or relief granted by the arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with any of the matters referenced in the first sentence above. The parties agree that Corporation shall be responsible for payment of the forum costs of any arbitration hereunder, including the arbitrator’s fee. The parties further agree that in any proceeding with respect to such matters, each party shall bear its own attorney’s fees and costs (other than forum costs associated with the arbitration) incurred by it or him or her in connection with the resolution of the dispute. By accepting the Award, the Participant consents to all of the terms and conditions of this Award Agreement (including, without limitation, this Section 15).
16.    Governing Law
This Award Agreement, including these Standard Terms, shall be interpreted and construed in accordance with the laws of the State of Delaware (without regard to conflict of law principles thereunder) and applicable United States federal law.
17.    Severability
If the arbitrator selected in accordance with Section 15 above or a court of competent jurisdiction determines that any portion of this Award Agreement (including these Standard Terms) or the Plan is in violation of any statute or public policy, then only the portions of this Award Agreement or the Plan, as applicable, which are found to violate such statute or public policy shall be stricken, and all portions of this Award Agreement and the Plan which are not found to violate any statute or public policy shall continue in full force and effect. Furthermore, it is the parties’ intent that any order striking any portion of this Award Agreement and/or the Plan should modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties hereunder.
18.    Entire Agreement
This Award Agreement (including these Standard Terms) and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. The Plan and this Award Agreement may be amended pursuant to Section 8.6 of the Plan. Such amendment must be in writing and signed by the Corporation. The Corporation may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Participant hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof. Provisions of the Plan that confer discretionary authority on the Board or the Administrator do not and shall not be deemed to create any rights in the Participant unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Board or the Administrator so conferred by appropriate action of the Board or the Administrator under the Plan after the Grant Date.
19.    Section Headings
The section headings of this Award Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.
20.    Appendix
The Award shall be subject to any additional terms and conditions for non-U.S. employees set forth in Appendix A attached hereto (“Appendix A”) and any terms and conditions for the Participant’s country set forth in Appendix B attached hereto (“Appendix B”). Moreover, if the Participant relocates to one of the countries included in Appendix B, the terms and conditions for such country will apply to the Participant to the extent the Corporation determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix A and Appendix B constitute part of the Award Agreement.
21.    Imposition of Other Requirements
The Corporation reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Stock Units and on any shares of Common Stock acquired under the Plan, to the extent the Corporation determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
22.    Construction
It is intended that the terms of the Award will not result in the imposition of any tax liability pursuant to Section 409A of the Code. This Award Agreement shall be construed and interpreted consistent with that intent.
23.    Clawback Policy
The Stock Units are subject to the forfeiture and clawback provisions of Section 8.14(a) of the Plan.
24.    No Advice Regarding Grant
25.    The Participant is hereby advised to consult with his or her own tax, legal and/or investment advisors with respect to any advice the Participant may determine is needed or appropriate with respect to the Stock Units (including, without limitation, to determine the foreign, state, local, estate and/or gift tax consequences with respect to the Award). Neither the Corporation nor any of its officers, directors, affiliates or advisors makes any representation (except for the terms and conditions expressly set forth in this Award Agreement) or recommendation with respect to the Award. Except for the withholding rights set forth in Section 10 above, the Participant is solely responsible for any and all tax liability that may arise with respect to the Award.

APPENDIX A

ADDITIONAL TERMS AND CONDITIONS OF STOCK UNIT AWARD AGREEMENT
FOR NON-U.S. EMPLOYEES

1.    Terms of Plan Participation for Non-U.S. Participants
The Participant understands that this Appendix A contains additional terms and conditions that, together with the Plan and the Award Agreement, govern the Participant’s participation in the Plan if the Participant is working or resident in a country other than the United States. The Participant further understands that the Participant’s participation in the Plan also will be subject to any terms and conditions for the Participant’s country set forth in Appendix B attached hereto. Capitalized terms used but not defined in this Appendix A shall have the same meanings assigned to them in the Plan and/or Award Agreement.

2.    Withholding Taxes
The following provision supplements Section 10 of the Standard Terms:

The Participant acknowledges that, regardless of any action taken by the Corporation or, if different, the Participant’s employer (“Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and this Award and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by the Corporation or the Employer. The Participant further acknowledges that the Corporation and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Units, including, but not limited to, the grant, vesting or settlement of the Stock Units, the subsequent sale of shares of Common Stock acquired pursuant to such settlement and the receipt of any dividends and/or any dividend equivalents; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Stock Units to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. If the Participant is or becomes subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Corporation and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
The Participant agrees, prior to any relevant taxable or tax withholding event, as applicable, to make adequate arrangements satisfactory to the Corporation and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Corporation and/or the Employer, or their respective agents, at the Corporation’s discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the methods set forth in Section 8.5 of the Plan and Section 10 of the Standard Terms. In addition, the Participant authorizes withholding from proceeds of the sale of shares of Common Stock acquired upon settlement of the Stock Units either through a voluntary sale or through a mandatory sale arranged by the Corporation (on the Participant’s behalf pursuant to this authorization without further consent).

Depending on the withholding method, the Corporation and/or the Employer may withhold or account for Tax-Related Items by considering applicable statutory withholding amounts or other applicable withholding rates, including maximum applicable rates in the Participant's jurisdiction(s), in which case the Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in Common Stock. If the Tax-Related Items are satisfied by withholding in shares of Common Stock, for tax purposes, the Participant is deemed to have been issued the full number of shares subject to the vested Stock Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

The Participant further agrees to pay to the Corporation or the Employer, any amount of Tax-Related Items that the Corporation or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The

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Corporation may refuse to issue or deliver the shares of Common Stock or the proceeds of the sale of shares if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.
3.    Nature of Grant
By accepting the Stock Units and any shares of Common Stock, the Participant acknowledges, understands and agrees that:
(a)    the Plan is established voluntarily by the Corporation, it is discretionary in nature, and may be amended, suspended or terminated by the Corporation at any time, to the extent permitted by the Plan;
(b)    the grant of the Stock Units is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Stock Units, or benefits in lieu of Stock Units, even if Stock Units have been granted in the past;
(c)    all decisions with respect to future Stock Units or other grants, if any, will be at the sole discretion of the Corporation;
(d)    the Participant is voluntary participating in the Plan;
(e)    the Stock Units and any shares of Common Stock acquired under the Plan, and the income and value of the same, are not intended to replace any pension rights or compensation;
(f)    the Stock Units and any shares of Common Stock acquired under the Plan, and the income and value of the same, are not part of the Participant’s normal or expected compensation for any purposes including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, leave-related pay, pension or retirement benefits or payments or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Corporation or the Employer or any Subsidiary;
(g)    the future value of the shares of Common Stock underlying the Stock Units is unknown, indeterminable, and cannot be predicted with certainty;
(h)    unless otherwise agreed with the Corporation, the Stock Units and the shares of Common Stock acquired under the Plan, and the income and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of any Subsidiary;
(i)    no claim or entitlement to compensation or damages shall arise from forfeiture of the Stock Units resulting from the termination of the Participant’s employment (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or providing services, or the terms of the Participant’s employment or service agreement, if any);
(j)    unless otherwise provided in the Plan or by the Corporation in its discretion, the Stock Units and the benefits evidenced by the Award Agreement do not create any entitlement to have the Stock Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares; and
(k)    neither the Corporation, the Employer nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the U.S. dollar that may affect the value of the Stock Units or of any amounts due to the Participant pursuant to the vesting of the Stock Units or the subsequent sale of any shares of Common Stock acquired upon vesting.

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4.    Data Privacy
By accepting the Stock Units via the Corporation’s acceptance procedure, the Participant is declaring that he or she agrees with the data processing practices described herein and consents to the collection, processing and use of Personal Data (as defined below) by the Corporation and the transfer of Personal Data to the recipients mentioned herein, including recipients located in countries which do not adduce an adequate level of protection from a European (or other non-U.S.) data protection law perspective, for the purposes described herein.
(a)    Declaration of Consent. The Participant understands that he or she needs to review the following information about the processing of the Participant’s personal data by or on behalf of the Corporation, the Employer and/or any Subsidiary as described in this Award Agreement and any other Stock Unit grant materials (the “Personal Data”) and declare his or her consent. As regards the processing of the Participant’s Personal Data in connection with the Plan and this Award Agreement, the Participant understands that the Corporation is the controller of the Participant’s Personal Data.
(b)    Data Processing and Legal Basis. The Corporation collects, uses and otherwise processes Personal Data about the Participant for the purposes of allocating shares of Common Stock and implementing, administering and managing the Plan. The Participant understands that this Personal Data may include, without limitation, the Participant’s name, home address and telephone number, email address, date of birth, social insurance number, passport number or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Corporation or its Subsidiaries, details of all Stock Units or any other entitlement to shares of stock or equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor. The legal basis for the processing of the Participant’s Personal Data will be the Participant’s consent.
(c)    Stock Plan Administration Service Providers. The Participant understands that the Corporation transfers the Participant’s Personal Data, or parts thereof, to E*TRADE Financial Corporation Services, Inc. (and its affiliated companies), an independent service provider based in the United States or IBI Capital for Israeli employees, each of which assists the Corporation with the implementation, administration and management of the Plan. In the future, the Corporation may select a different service provider and share the Participant’s Personal Data with such different service provider that serves the Corporation in a similar manner. The Participant understands and acknowledges that the Corporation’s service provider will open an account for the Participant to receive and trade Shares acquired under the Plan and that the Participant will be asked to agree on separate terms and data processing practices with the service provider, which is a condition of the Participant’s ability to participate in the Plan.
(d)    International Data Transfers. The Participant understands that the Corporation and, as of the date hereof, any third parties assisting in the implementation, administration and management of the Plan, such as the Corporation’s service providers, are based in the United States. If the Participant is located outside the United States, the Participant understands and acknowledges that the Participant’s country has enacted data privacy laws that are different from the laws of the United States. For example, the European Commission has issued only a limited adequacy finding with respect to the United States that applies solely if and to the extent that companies self-certify and remain self-certified under the EU/U.S. Privacy Shield program. Otherwise, transfers of personal data from the EU to the United States can be made on the basis of Standard Contractual Clauses approved by the European Commission or other appropriate safeguards permissible under the applicable law. If the Participant is located in the EU or EEA, the Corporation may receive, process and transfer the Participant’s Personal Data onward to third-party service providers solely on the basis of appropriate data transfer agreements or other appropriate safeguards permissible under applicable law. If applicable, the Participant understands that the Participant can ask for a copy of the appropriate data processing agreements underlying the transfer of the Participant’s Personal Data by contacting the Participant’s local human resources representative. The Corporation’s legal basis for the transfer of the Participant’s Personal Data is the Participant’s consent.
(e)    Data Retention. The Participant understands that the Corporation will use the Participant’s Personal Data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan, or to comply with legal or regulatory obligations, including under tax and securities laws. In the latter case, the Participant understands and acknowledges that the Corporation’s legal basis for

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the processing of the Participant’s Personal Data would be compliance with the relevant laws or regulations or the pursuit by the Corporation of respective legitimate interests not outweighed by the Participant’s interests, rights or freedoms. When the Corporation no longer needs the Participant’s Personal Data for any of the above purposes, the Participant understands the Corporation will remove it from its systems.
(f)    Voluntariness and Consequences of Denial/Withdrawal of Consent. The Participant understands that the Participant’s participation in the Plan and the Participant’s grant of consent is purely voluntary. The Participant may deny or later withdraw the Participant’s consent at any time, with future effect and for any or no reason. If the Participant denies or later withdraws the Participant’s consent, the Corporation can no longer offer the Participant participation in the Plan or offer other awards to the Participant or administer or maintain such awards and the Participant would no longer be able to participate in the Plan. The Participant further understands that denial or withdrawal of the Participant’s consent would not affect the Participant’s status or salary as an employee or the Participant’s career and that the Participant would merely forfeit the opportunities associated with the Plan.
(g)    Data Subject Rights. The Participant understands that data subject rights regarding the processing of personal data vary depending on the applicable law and that, depending on where the Participant is based and subject to the conditions set out in the applicable law, the Participant may have, without limitation, the rights to (i) inquire whether and what kind of Personal Data the Corporation holds about the Participant and how it is processed, and to access or request copies of such Personal Data, (ii) request the correction or supplementation of Personal Data about the Participant that is inaccurate, incomplete or out-of-date in light of the purposes underlying the processing, (iii) obtain the erasure of Personal Data no longer necessary for the purposes underlying the processing, processed based on withdrawn consent, processed for legitimate interests that, in the context of the Participant’s objection, does not prove to be compelling, or processed in non-compliance with applicable legal requirements, (iv) request the Corporation to restrict the processing of the Participant’s Personal Data in certain situations where the Participant feels its processing is inappropriate, (v) object, in certain circumstances, to the processing of Personal Data for legitimate interests, and to (vi) request portability of the Participant’s Personal Data that the Participant has actively or passively provided to the Corporation (which does not include data derived or inferred from the collected data), where the processing of such Personal Data is based on consent or the Participant’s employment or service contract and is carried out by automated means. In case of concerns, the Participant understands that the Participant may also have the right to lodge a complaint with the competent local data protection authority. Further, to receive clarification of, or to exercise any of, the Participant’s rights the Participant understands that the Participant should contact the Participant’s local human resources representative.
(h)    Alternate Basis and Additional Consents. Finally, the Participant understands that the Corporation may rely on a different basis for the processing or transfer of Personal Data in the future and/or request that the Participant provide another data privacy consent. If applicable, the Participant agrees that upon request of the Corporation or the Employer, the Participant will provide an executed acknowledgement or data privacy consent form (or any other agreements or consents) that the Corporation and/or the Employer may deem necessary to obtain from the Participant for the purpose of administering the Participant’s participation in the Plan in compliance with the data privacy laws in the Participant’s country, either now or in the future. The Participant understands and agrees that he or she will not be able to participate in the Plan if he or she fails to provide any such consent or agreement requested by the Corporation and/or the Employer.
5.    Electronic Delivery and Acceptance
The Participant agrees that the Corporation may decide, in its sole discretion, to deliver by email or other electronic means any documents relating to the Plan or the Stock Units. Further, the Participant agrees to participate in the Plan through an on-line or electronic system established and maintained by the Corporation or by a third party designated by the Corporation.
6.    Insider Trading/ Market Abuse Laws
By participating in the Plan, the Participant agrees to comply with the Corporation’s policy on insider trading (to the extent that it is applicable to the Participant). Depending on the Participant’s country or the designated broker's country or country where the Common Stock is listed, the Participant may be subject to insider trading

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restrictions and/or market abuse laws, which may affect the Participant’s ability to accept, acquire, sell, attempt to sell or otherwise dispose of Common Stock, rights to Common Stock (e.g., the Stock Units) or rights linked to the value of Common Stock (e.g., phantom awards, futures) during such times as the Participant is considered to have “inside information” regarding the Corporation (as defined by the laws or regulations in the Participant’s country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before possessing inside information. Furthermore, the Participant could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Third parties include fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Corporation insider trading policy. The Participant is responsible for ensuring compliance with any applicable restrictions and should consult his or her personal legal advisor on this matter.

7.    Exchange Control, Tax and/or Foreign Asset/Account Reporting
The Participant acknowledges that there may be exchange control, tax, foreign asset and/or account reporting requirements which may affect the Participant’s ability to acquire or hold shares of Common Stock acquired under the Plan or cash received from participating in the Plan (including from any dividend equivalents paid with respect to the Stock Units or dividends paid on shares of Common Stock acquired under the Plan) in a brokerage/bank account or legal entity outside the Participant’s country. The Participant may be required to report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the tax or other authorities in the Participant’s country. The Participant also may be required to repatriate sale proceeds or other funds received as a result of the Participant’s participation in the Plan to the Participant’s country through a designated bank or broker within a certain time after receipt. The Participant acknowledges that it is the Participant’s responsibility to be compliant with such regulations, and the Participant should consult his or her personal legal advisor for any details.

8.    Language
The Participant acknowledges that he or she is sufficiently proficient in English to understand the terms and conditions of this Award Agreement. Furthermore, if the Award Agreement or any other document related to the Plan has been translated into a language other than English and the meaning of the translated version is different than the English version, the English version will control.

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